Exhibit 10.4

Stock Option Agreement

NCR Management Stock Plan

(Non-Statutory Stock Option)

You have been granted an option (the “Option”) under the NCR Management Stock Plan (the “Plan”) of NCR Corporation (“NCR”) to purchase from NCR a number of common shares of NCR (“Shares”) at the price per Share as listed on the Certificate of Stock Option Grant on the stock option plan website (the “Certificate”), subject to the terms and conditions of this agreement and the Plan.

1. Your right to exercise this Option will expire ten (10) years from the grant date, unless sooner terminated due to your termination of employment as described below. If the expiration date falls on a Saturday, Sunday or holiday, it will be deemed to occur on the next following business day.

2. This Option will vest and may be exercised at any time prior to its expiration as follows: 33 1/3% (rounded down to the nearest whole share) of the Option Shares on the first anniversary of the grant date; an additional installment of 33 1/3% (rounded down to the nearest whole share) of the Option Shares on the second anniversary of the grant date, and on the third anniversary of the grant date, this Option will be fully vested and exercisable; provided, however, that you are continuously employed by NCR or any of its Affiliate companies (referred to collectively herein as “NCR”) until the vesting dates. In the event your employment terminates prior to the third anniversary of the date of grant, this Option shall terminate with respect to the unvested installments.

3. This Option will vest and may be exercised in full at any time prior to its expiration if you (i) die while actively employed by NCR; (ii) cease to be actively employed by NCR because you qualify for benefits from the NCR Long Term Disability Plan or another long term disability plan sponsored by NCR (“Disability”), or (iii) terminate employment with NCR when you are eligible to immediately receive pension benefits (other than PensionPlus benefits or any similar pension benefits payable upon any termination of employment) from any NCR pension plan (“Retirement”), either immediately upon termination of employment, or, if your termination is due to reduction-in-force, at any time while you are receiving separation pay from NCR. This option will also vest in full upon the occurrence of a Change-in-Control as defined in the Plan.

4. If you terminate from NCR for any other reason, this Option will terminate on the day prior to the date which is the sixtieth day after the date of termination of employment, or the expiration date, if earlier.

5. If you die after termination of employment with NCR due to Disability or Retirement, this Option will be exercisable by your beneficiary or heir at any time prior to its expiration.

6. This Option will not be exercisable after the expiration date, except that, if you die within six months prior to the expiration date, the expiration date will be extended to the one hundred seventy-ninth day after the date of death.

7. This Option will be cancelled if the Compensation Committee determines that you engaged in misconduct in connection with your employment.

8. This Option shall be exercised in accordance with procedures established by the administrator of NCR’s stock option program. In countries where deemed mandatory, upon exercise, the purchase price will be paid by simultaneous sale of the shares exercised, in such a manner that the optionee is not subject to taxation upon grant of the option award. Any taxes required by law to be withheld or paid with respect to exercise of this Option shall be deducted from the proceeds of the Option exercise. If NCR or the administrator of the stock option program is unable to withhold required taxes from the proceeds of the exercise, you or your legal representative or beneficiary will be required to pay such amounts, and NCR may take any action necessary to satisfy such obligation, including but not limited to withholding cash from your compensation otherwise due to you, or withholding from the shares such numbers of Shares as it, in its sole discretion, shall determine to be required to satisfy such withholding requirements.

9. Within a reasonable period after the Option is exercised, NCR will instruct its Transfer Agent and Stock Registrar to credit you or your successor with the number of Shares with respect to which you exercised the Option. Neither you nor your legal representative shall be, or have any of the rights and privileges of, a stockholder of NCR in respect of any Shares purchasable upon the exercise of this Option, in whole or in part, unless and until the Company credits you with such Shares.

10. This Option is not transferable by you otherwise than by beneficiary designation, will or the laws of descent and distribution, and during your lifetime the Option may be exercised only by you or your guardian or legal representative.

11. You may designate one or more beneficiaries to receive all or part of this Option in case of your death, and you may change or revoke such designation at any time. In the event of your death, any portion of this Option that is subject to such a designation will be distributed to such beneficiary or beneficiaries in accordance with this agreement. Any other portion of this Option shall be distributable to your estate. If there is any question as to the legal right of any beneficiary to receive a distribution hereunder, the Shares in question may be purchased by and distributed to your estate, in which event NCR shall have no further liability to anyone with respect to such Shares.

12. In exchange for this Option, you agree that during your employment with NCR and for a period of eighteen months after termination of your NCR employment for any reason, without the prior written consent of the Chief Executive Officer of NCR, you will not (1) render services directly or indirectly to any Competing Organization (as defined below) involving the development, manufacture, marketing, advertising or servicing of any product, process, system or service upon which you worked or in which you participated during the last three years of your NCR employment, (2) directly or indirectly recruit, hire, solicit or induce, or attempt to induce, any exempt employee of NCR to terminate their employment with or otherwise cease their relationship with NCR, (3) canvass or solicit business with any firm or company with whom you worked during the preceding five years while employed by NCR, including customers of NCR, or (4) disclose to any third party any NCR confidential, technical, marketing, business, financial or other information not publicly available. If you breach the terms of this paragraph 12, in addition to recovering damages for breach, this Option will be immediately cancelled, and you agree to pay to NCR the difference between the exercise price and the fair market value on the date of exercise of any shares received in connection with exercise of this Option on or after the date which is 90 days prior to the date of your termination of employment.

As used in this paragraph 12, “Competing Organization” means an organization identified by the Chief Executive Officer of NCR at the beginning of the year in which your employment with NCR terminates as a Competing Organization, and any other person or organization which is engaged in or about to become engaged in research on or development, production, marketing, leasing, selling or servicing of a product, process, system or service which is the same or similar to or competes with a product, process, system or service manufactured, sold, serviced or otherwise provided by NCR to its customers.

You understand that if you breach this section, NCR may sustain irreparable injury and may not have an adequate remedy at law. As a result, you agree that in the event of your breach of this section, NCR may, in addition to any other remedies available to it, bring an action or actions for injunction, specific performance, or both, and have entered a temporary restraining order, preliminary or permanent injunction, or order compelling specific performance.

13. By accepting this Option, you agree that, where permitted by local law, any controversy or claim related to your employment relationship with NCR shall be resolved by first exhausting any NCR internal dispute resolution process and policy, and then by arbitration pursuant to such policy. If you are employed in the U.S., the arbitration shall be pursuant to the NCR dispute resolution policy and then current rules of the American Arbitration Association and shall be held in Dayton, Ohio. If you are employed outside the U.S., where permitted by local law, the arbitration shall be conducted in the headquarters city of for the business unit in which you work. The arbitration shall be held before an arbitrator who is an attorney knowledgeable of employment law. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. For arbitration held in the U.S., issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration; all other aspects shall be interpreted in accordance with the laws of the State of Ohio. Each party shall bear its own attorney’s fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association for an arbitration held in the U.S., or similar applicable rules for an arbitration held outside the U.S. If any portion of this paragraph is held to be unenforceable, it shall be severed and shall not affect either the duty to arbitrate or any other part of this paragraph.

14. The terms of this Option as evidenced by this agreement may be amended by the NCR Board of Directors or its Compensation Committee, provided that no such amendment shall impair your rights hereunder without your consent.